Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 23, 2006, except Note 17, as to which the date is October [  ], 2006, in the Registration Statement (Amendment No. 4 to Form S-1 No. 333-136622) and related Prospectus of Emergent BioSolutions Inc. and Subsidiaries for the registration of 5,750,000 shares of its common stock.
Ernst & Young LLP
McLean, Virginia
The foregoing consent is in the form that will be signed upon the completion of the execution of the stock split described in Note 17 to the consolidated financial statements.
/s/ Ernst & Young LLP
McLean, Virginia
October 23, 2006